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                                PROMISSORY NOTE


$6,000,000.00                                                 Madison, Wisconsin

                                                                January 21, 2000
FOR VALUE RECEIVED, the undersigned, Third Wave Technologies, Inc., a Wisconsin corporation ("TWT") hereby promises to pay to the order of Endogen, Inc., a Massachusetts corporation ("Endogen"), the principal sum of Four Million Dollars ($6,000,000), with simple interest thereon at the rate of 6% per annum, upon the following terms and conditions:

1.  Payment.

     1.1. Principal. The TWT shall pay to Endogen the principal amount of this Promissory Note shall be due and payable as follows: (i) Two Million Dollars ($2,000,0000) shall be due and payable on January 21, 2001;
           (ii) Two Million Dollars ($2,000,000) shall be due and payable on January 21, 2002; and (iii) the remaining Two Million Dollars ($2,000,000) shall be due and payable on January 21, 2003. Notwithstanding the foregoing, in the event of (a) an underwritten public offering of TWT equity securities of at least Forty Million Dollars ($40,000,000) (before underwriting discounts and commissions) or (ii) an acquisition by a third party of all or substantially all of the business or assets of TWT, any principal amounts not already paid under this Promissory Note will be due payable upon the earlier of the date such amount would otherwise be due above or ninety (90) days after the closing of such transaction.

     1.2. Interest. Beginning with February 2000, TWT shall pay to Endogen on or before the last day of each calendar month or such other date as the principal balance is payable, all interest accrued until such date on the unpaid principal hereof.

2.  Other.

     2.1. General. All payments made pursuant hereto, regardless of when made, shall be applied first to reduce accrued and unpaid interest on the outstanding principal hereof and any remaining portion of such payments shall then be applied to reduce the principal hereof. All payments of principal shall be by wire transfer to an account designated by Endogen, and all payments of interest shall be by TWT check or such other means as the parties may mutually agree. All payments shall be made in lawful money of the United States of America. The undersigned shall have the right to prepay at any time, and from time to time, without premium or penalty all or any portion of the principal and accrued interest hereunder. terms

     2.2. Full recourse. The holder of this Promissory Note shall have full recourse against TWT or its successors.

     2.3. Waiver of Presentment/Other. TWT hereby waives presentment, protest, demand for payment, notice of dishonor and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Promissory Note. No waiver by the holder hereof of any default shall be effective unless in writing nor shall it operate as a waiver of any other default or of the same default on a future occasion. This Promissory Note shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. TWT agrees to pay all costs of collection of this

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           Promissory Note, including without limitation reasonable attorneys'
           fees and costs, in the event it is not paid when due.

     2.4. Miscellaneous. Time is of the essence of this Promissory Note. This Promissory Note may not be modified orally, but only by a writing executed by TWT and the holder hereof. This Promissory Note has been made and delivered in the State of Wisconsin and shall be construed in accordance with, and all actions arising hereunder shall be governed by, the laws of the State of Wisconsin.


THIRD WAVE TECHNOLOGIES, INC.


By:    /s/ Lance Fors
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Name:  Lance Fors
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Title: President & CEO
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